                                                                    Exhibit 10.1

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                            EMAIL SERVICES AGREEMENT

This Email Services Agreement (the "Agreement") is made and entered into effective as of July 19, 1999 (the "Effective Date") by and between Media Synergy Inc. ("MSI"), located at 260 King Street East, Building C, Toronto, Ontario, M5A IK3, and CNET, Inc. ("CNET"), located at 150 Chestnut Street, San Francisco, CA 94111. CNET operates a number of email newsletters that deliver technology-related information to online users, and MS1 provides mass email delivery services. Accordingly, the parties, intending to be legally bound, hereby agree as follows:

1.       DEFINITIONS.

         "CNET Marks" means any trademarks, trade names, service marks and logos
         (a) used in any Dispatch, or (b) delivered by CNET to MSI in accordance with this Agreement.

         "Dispatch" means an electronic newsletter, alert, or other periodic electronic mail message described on Exhibit A, which may be modified by CNET from time to time.

         "FLO Network" means the software, hardware, and Internet connectivity configured to provide mass e-mail delivery services.

         "MSI Marks" means any trademarks, trade names, service marks and logos delivered by MSI to CNET in accordance with this Agreement.

         "Services" means the email sending and support services described on Exhibit D.

         "Term" means the term of this Agreement as described in Section 5. 1.

         "User" means any Dispatch subscriber.

         "User Data" means any data or information related to a User, including but not limited to a name, email address, physical address and any other related information.

2. CNET DISPATCHES.

         2.1. Sending and Support Services. MSI will provide all email sending and support Services related to the CNET Dispatches described on Exhibit D. MSI guarantees that it will install and make available to CNET the most current versions of all applications used by MSI, including all bug-fixes, service releases, and upgrades.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


         2.2. Links within Dispatch. MSI will take all steps necessary to ensure that URL links contained within a Dispatch delivered by MSI appear to originate from the relevant CNET domains. CNET will provide MSI with access to appropriate subdomains (e.g., dispatch.shareware.com) for the sole purpose of assisting MSI with the foregoing.

         2.3. Send Volume. MSI will send Dispatches at a minimum, guaranteed aggregate rate of [**] per hour for standard text Dispatches through [**] dedicated server farm cluster networks.

         2.4. Off-Schedule Delivery. If CNET is late providing MSI with approved copy for any Dispatch, MSI guarantees that so long as the copy is received within three (3) hours after the originally scheduled send time, MSI will commence delivering such Dispatch as soon as the approved copy is received from CNET.

         2.5. Tracking and Reporting for all Email Dispatches. MSI will provide CNET with access, at no cost to CNET, to the latest and newest innovations developed for tracking and reporting as such innovations are developed and become commercially available. At a minimum, each month throughout the Term MSI will provide CNET with the reporting and tracking metrics set forth on Exhibit B.

         2.6. No Spam. CNET acknowledges that MSI sends only permission-based email marketing messages. CNET will use commercially reasonable efforts to include "unsubscribe" information and instructions in each Dispatch. MSI reserves the right, at its sole discretion, to refuse to send any email if MSI reasonably and conclusively determines that the email database is not an "opt-in" database. If MSI, CNET or their respective Internet access providers receive hostile email "flames" from recipients of the CNET Dispatches, CNET will use commercially reasonable efforts to contact such recipients and inform them why their email addresses were included in the database.

         2.7. Email Response Study. MSI will conduct and provide CNET with the results of a four week Dispatch study describing the optimal time and day to deliver CNET Dispatches in order maximize User click-through and response rates for both CNET advertisers and CNET. Such report shall include (a) a written summary of the findings and conclusions of such report, (b) an electronic copy of all relevant survey data and information in a form reasonably requested by CNET.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

3.       PRODUCT DEVELOPMENT.

         3.1. Development. MSI acknowledges that CNET [**] into the [**] and [**] of the FLO Network. Therefore, representatives from MSI and CNET will meet together in good faith [**] to discuss CNET [**] and [**] schedules. Further, MSI shall provide [**] to be applied towards [**] CNET. MSI will work with the CNET representative to [**] into the [**] schedule. CNET shall follow the process described on Exhibit C for all development requests and changes. MSI will work towards a [**] development cycle and will aim to provide product improvements and enhancements every [**]; provided, however, that CNET acknowledges that in some cases product releases may take longer due to complex feature set requests or unforeseen development issues.

         3.2. Beta Testing. MSI will include CNET in its beta testing program, and will allow CNET to test relevant features prior to their public release.

         3.3. Representatives. CNET will appoint one representative to gather all CNET feature set requests and approve all requests in accordance with Exhibit C, and work closely with MSI to communicate such requests, and MSI will appoint one representative to receive such requests from CNET. The parties agree that the representatives shall initially be as follows:

                  CNET:    Alexander Hughes, CNET Group Circulation Manager
                  MSI:             Alex Sirota, MSI Product Manager

4.       PRICING AND PAYMENT.

         4.1. Advance. With fifteen (15) days after the Effective Date, CNET shall pay MSI a [**] advance to be credited against future monthly Deployment Fees due hereunder.

         4.2. Deployment Fees. All Deployment Fees shall be due within thirty (30) days after the receipt of a monthly invoice by CNET. All Deployment Fees shall be calculated in accordance with the pricing set forth on Exhibit D.

         4.3. Payment upon Termination. Upon termination of this Agreement for any reason, all amounts due and payable to MSI at the time of termination shall be due and payable by CNET within forty-five (45) days of the termination date. CNET's payment obligations hereunder shall survive the termination of this Agreement.

5.       TERM AND TERMINATION.

         5.1. Term. The initial Term of the Agreement shall be two (2) years from the Effective Date of the Agreement. Following the initial term, the Agreement may be renewed for subsequent terms of one (1) year each. Renewal shall be automatic unless either party notifies the other of its desire to not renew at least ninety (90) days prior to the end of the then current Term.

         5.2. Termination for Cause. Either party may terminate this Agreement upon a notice of termination for any material breach of this Agreement, provided such notice (i) describes the grounds for termination in sufficient detail and (ii) gives the breaching party thirty (30) days to cure the breach. Notwithstanding that a party gives notice of termination, such termination shall not be effective if the breach is cured prior to expiration of the notice period and the terminating party is given timely notice of the cure. Notwithstanding the above, either party shall have an absolute right, exercisable in its sole discretion, to terminate the Agreement immediately and without further obligations of any kind whatsoever hereunder (including an opportunity to cure), by giving the other party written notice of such termination if such other party ceases business, becomes insolvent or commits any act of bankruptcy.

         5.3. Termination by CNET for Convenience. CNET shall have the right to terminate this Agreement for any reason (or for no reason) upon ninety (90) days' notice to MSI, which may be delivered at any time; except in the event of a change of control in which case the notice period shall be thirty (30) days' notice to MSI.

         5.4.     Consequences of Termination or Expiration.

                  5.4.1. User List Data. Upon termination or expiration of this Agreement, MSI will transfer all User Data for Users appearing on CNET lists (the "CNET List User Data") in a format and on a timetable reasonably acceptable to CNET, and all rights in the CNET List User Data and such base of subscribed Users to CNET or to CNET's designee. Following such transfer, CNET will have the unrestricted right to use all User Data, and MSI will have no right to use any CNET List User Data without CNET's express written consent. MSI will cooperate in good faith with CNET or its designee to ensure an orderly and expeditious transfer of the CNET List User Data from MSI to CNET or its designee. CNET acknowledges that MSI will not be required to develop any new software code to assist in the transfer process. Both parties anticipate that the transfer will be completed, and that CNET will be in a position to launch a successor e-mail service, within three months after termination (the "Completed Transition"). Until the Completed Transition, the terms of this Agreement, as then in effect, will apply to the continued operation of the Services. If CNET terminates this Agreement for convenience pursuant to Section 5.3 or MSI terminates this Agreement for cause pursuant to Section 5.2, then CNET will pay

                           MSI the liquidated damages described in Section 5.4.3 related to transferring such CNET List User Data.

                  5.4.2. Return of Information. Each party will return to the other party any documentation and confidential information received from such other party.

                  5.4.3. Payment by CNET. If this Agreement is terminated pursuant to Section 5.2 as a result of a breach by CNET or pursuant to Section 5.3, then within ten (10) days after the Completed Transition, CNET will pay MSI an amount in cash equal to 150% of the engineering and labor costs associated with transfer of the CNET List User Data. MSI and CNET acknowledge that this amount is $200.00 per person hour of labor. Further, MSI and CNET acknowledge that this amount is reasonable in liquidated damages and not as a penalty.

                  5.4.4. Transfer of Hardware. If this Agreement is terminated pursuant to Section 5.2 as a result of a breach by MSI, then at CNET's request, MSI will sell all hardware used to provide the Services at a cost equal to the initial cost of the hardware less a 20% depreciation per year, calculated as of the date of termination.

         5.5. Survival. The provisions of Sections 6, 7, 8 and 10 and any obligations arising prior to termination will survive any termination of this Agreement.

6.       SOFTWARE ESCROW.

         At CNET's request, MSI will deliver into escrow a current copy of all software source code and documentation used in connection with the operation and maintenance of the Services used by CNET, excluding any software readily available from third parties or developed and owned by CNET (the "MSI Software"). CNET will choose the escrow agent, which must be reasonably acceptable to MSI, and the retention and release of the MSI Software from escrow to CNET upon termination of the Agreement by CNET pursuant to Section 5.2 or if MSI materially breaches its obligation to cooperate with the transfer of CNET List Users Data pursuant to Section 5.4.1. Upon release, CNET will have a royalty-free license solely to use the MSI Software in operating email services like those provided in the course of this Agreement, and such license will continue (a) for 12 months, if the termination occurs pursuant to
         Section 5.2 based on breach, or (b) indefinitely, if the termination occurs pursuant to Section 5.2 based on insolvency, bankruptcy or discontinuing business. MSI will put into escrow the most current working version of the MSI Software used by CNET. CNET will pay the cost of escrowing the MSI Software as described herein. Nothing in this
         Section 6 shall give CNET the right to resell or sublicense the MSI Software. Further, nothing herein shall affect any provisions contained in Section 7, below.

7.       INTELLECTUAL PROPERTY.

         7.1. FLO Network Ownership. CNET acknowledges that the FLO Network technology and software are the property of MSI or its licensers and that MSI owns all proprietary rights, including patent, copyright, trade secret and trademark rights in and to the FLO Network. CNET has no rights in the foregoing except those expressly granted by this Agreement, and this Agreement does not transfer ownership of any of these rights. Nothing herein shall be construed as restricting MSI's right to sell, license, modify, publish or otherwise distribute and use the FLO Network, in whole or in part, to any other person.

         7.2. FLO Network Enhancement. CNET acknowledges and agrees that all product enhancements and modifications made to the FLO Network as a result of the joint collaboration between CNET and MSI shall belong to MSI. CNET hereby assigns to MSI all proprietary rights for any product enhancements and modifications created for the FLO Network as a result of its input.

         7.3. Ownership of Dispatch Domain Names. Notwithstanding the domain access granted to MSI in Section 2.2, above, MSI acknowledges that CNET owns all rights and title in and to the Dispatch domains and sub-domains, and that CNET is in no way, either express or implied, granting any rights, title or other ownership whatsoever to CNET's domains. MSI acknowledges and agreed that all CNET trademarks and service marks remain the sole property of CNET.

         7.4. User Data. MSI acknowledges that CNET is the sole owner of all User Data (including email addresses and related information) associated with the Dispatches, and MSI shall not use such User Data for any purpose without the prior express written consent of CNET. MSI further acknowledges that such User Data is the Confidential Information of CNET (as defined in Section 10.6, below) and may not be disclosed to any third party without the prior written consent of CNET.

         7.5. MSI Marks. MSI hereby grants to CNET a non-exclusive, royalty-free license, effective throughout the Term, to use, display and publish the MSI Marks solely as provided in
                  Section 9. Any use of the MSI Marks by CNET must comply with any reasonable usage guidelines communicated by MSI to CNET from time to time. CNET acknowledges and agrees that, as between MSI and CNET, MSI is the sole owner of all rights in and to the MSI Marks.

         7.6. CNET Marks. CNET hereby grants to MSI a non-exclusive, royalty free license, effective throughout the Term, to use, display and publish the CNET Marks solely as provided in Section 9. Any use of the CNET Marks by MSI must comply with any reasonable usage guidelines communicated to MSI by CNET from time to time. MSI acknowledges and agrees that, as between MSI and CNET, CNET is the sole owner of all rights in and to the CNET Marks.

         7.7. General Limitation. Neither party shall use or reproduce any trade name, logo, trademark or copyright of the other party except in accordance with the terms and conditions of this Agreement. Neither party shall register or attempt to register any trade name, logo, trademark or copyright owned by the other party anywhere in the world except with the owner's express written permission.

         7.8. Result of Termination. Upon the expiration or termination of this Agreement, each party will cease using the trademarks, service marks and/or trade names of the other party except as the parties may agree in writing or to the extent permitted by applicable law.

8.       MUTUAL INDEMNIFICATION.

         8.1. Indemnification by CNET. CNET shall indemnify and hold MSI harmless from and against any costs, losses, liabilities and expenses, including all court costs, reasonable expenses and reasonable attorney's fees (collectively, "Losses") that MSI may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, arising out of or as a result of a Dispatch containing (a) any unlawful, threatening abusive, libelous, defamatory, obscene, pornographic, profane, or otherwise objectionable information, including without limitation any transmission constituting or encouraging conduct that would constitute a criminal offense, give rise to civil liability, or otherwise violate any local, state, federal or international law; (b) any misleading or deceptive information, or any misrepresentation with respect to products or services offered by CNET or its advertisers; (c) any chain letters, or illegal pyramid type schemes; (d) any information, audio, video, graphics, software, or other works in violation of any person's copyright, trademark or any other intellectual property rights; (e) any deceptive information which would imply affiliation or sponsorship of any entity or person other than CNET or its advertisers without the written consent of such entity or person, or (f) information delivered to anyone who has not given CNET permission to send email communications to them or "SPAM".

         8.2. Indemnification by MSI. MSI shall indemnify and hold CNET harmless from and against any Losses that CNET may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, arising out of or as a result of (a) the use of the Services by CNET; (b) the operation of the Services; or (c) damage caused by any virus, worm, "trojan horse," time bomb or similar contaminating or destructive feature attached or included with any Dispatch subsequent to receiving such Dispatch from CNET; provided however, MSI shall have no obligation under this section 8.2 for any Losses due to or arising from a Dispatch containing any of the items contained in section 8.1 above, unless CNET can conclusively prove that MSI was solely responsible for the inclusion of such item in a Dispatch without the approval of CNET.

         8.3. Indemnification Procedures. If any party entitled to indemnification under this Section (an "Indemnified Party") makes an indemnification request to the other, the Indemnified Party shall permit the other party (the "Indemnifying Party") to control the defense, disposition or settlement of the matter at its own expense;

                  provided that the Indemnifying Party shall not, without the consent of the Indemnified Party enter into any settlement or agree to any disposition that imposes an obligation on the Indemnified Party that is not wholly discharged or dischargeable by the Indemnifying Party, or imposes any conditions or obligations on the Indemnified Party other than the payment of monies that are readily measurable for purposes of determining the monetary identification or reimbursement obligations of Indemnifying Party. The Indemnified Party shall notify Indemnifying Party promptly of any claim for which Indemnifying Party is responsible and shall cooperate with Indemnifying Party in every commercially reasonable way to facilitate defense of any such claim; provided that the Indemnified Party's failure to notify Indemnifying Party shall not diminish Indemnifying Party's obligations under this Section except to the extent that Indemnifying Party is materially prejudiced as a result of such failure. An Indemnified Party shall at all times have the option to participate in any matter or litigation through counsel of its own selection and at its own expense.

9.       MEDIA AND PUBLIC RELATIONS.

         9.1. Media Contact. Each party will designate a contact for media relations between CNET and MSI. The parties agree that the contacts shall initially be as follows:

                  CNET:    Alexander Hughes, CNET Group Circulation Manager
                  MSI:             Shane Wagg, Marketing/MarCom Manager

         9.2. Prior Announcement Rights. MSI will inform CNET, in writing, of the acquisition of any client with a weekly send volume equal to, or greater than, 70% of the current CNET email send volume. All such notification will occur prior to any public announcement of the new client acquisition.

         9.3. Reference and Endorsement. CNET will act as a customer reference for MSI in a manner reasonably determined by CNET.

         9.4. Marketing Materials. MSI may include CNET in its list of entities, including "strategic affiliates," using the Services. MSI agrees to remove CNET from any materials upon the reasonable request of CNET.

         9.5. Presentations. MSI may include the Dispatches and pre-approved CNET logos in MSI presentations. MSI agrees to remove the Dispatches and CNET logos from any presentation upon the reasonable request of CNET.

         9.6. Speaking Engagements. Pending agreement by both parties, CNET will participate in MSI speaking engagements and co-marketing activities from time to time.

10.      MISCELLANEOUS.

         10.1. LIMITATION OF DAMAGES, DISCLAIMER OF WARRANTY. NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL, INDIRECT,

                  CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHER, EXCEPT FOR ANY CLAIM ARISING UNDER SECTION 8 OR 10.6, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR DAMAGES IN EXCESS OF THE TOTAL PAYMENTS MADE UNDER THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY ACKNOWLEDGES AND AGREES THAT THE OTHER HAS NOT MADE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         10.2.    Assignment. Neither party may assign this Agreement, except
                  (a) in connection with the transfer of substantially all of the business operations of such party (whether by asset sale, stock sale, merger or otherwise); (b) to an affiliate of such party; or (c) with the written permission of the other party. Notwithstanding the foregoing, if MSI's acquirer is at any time reasonably determined by CNET to be a competitor of CNET, then CNET may terminate this Agreement upon ten days written notice to the acquiror.

         10.3. Relationship of Parties. This Agreement will not be construed to create a joint venture, partnership or the relationship of principal and agent between the parties hereto, nor to impose upon either party any obligations for any losses, debts or other obligations incurred by the other party except as expressly set forth herein.

         10.4. Audit Rights. CNET will have the right to engage an independent third party to audit the books and records of MSI relevant to the quantification of the Dispatches delivered per hour, upon reasonable notice and during normal business hours, and MSI will provide reasonable cooperation in connection with any such audit. CNET will pay all expenses of the auditor unless the audit reveals an underdelivery by MSI of more than 5%, in which case MSI will reimburse all reasonable expenses of the auditor.

         10.5. Applicable Law. This Agreement will be construed in accordance with and governed by the laws of the State of California, United States of America without regard to principles of conflicts of law or treaty provisions.

         10.6. Confidentiality. In connection with the activities contemplated by this Agreement, each party may have access to confidential or proprietary technical or business information of the other party, including without limitation (a) proposals, ideas or research related to possible new products or services; (b) financial statements and other financial information; (c) any reporting information herein; and (d) the material terms of the relationship between the parties; provided, however, that such information will be considered confidential only if it is conspicuously designated as "Confidential," or if provided orally, identified at the time of disclosure and confirmed in writing within 30 days of disclosure (collectively, "Confidential Information"). Each party will take reasonable precautions to protect the confidentiality of the other party's Confidential Information, which precautions will be at least equivalent to those taken by such party to protect its own Confidential Information. Except as required by law or as necessary to perform under this Agreement, neither party will knowingly disclose the Confidential Information of the other party or use such Confidential Information for the benefit of any third party. Each party's obligations in this Section with respect to any portion of the other party's disclosed Confidential Information shall terminate when the party seeking to avoid its obligation under such Paragraph can document that such disclosed Confidential Information: (i) was in the public domain at or subsequent to the time it was communicated to the receiving party ("Recipient") by the disclosing party ("Discloser ") through no fault of Recipient; (ii) was rightfully in Recipient's possession free of any obligation of confidence at or subsequent to the time it was communicated to Recipient by Discloser; (iii) was developed by employees or agents of Recipient independently of and without reference to any information communicated to Recipient by Discloser; (iv) was communicated by the Discloser to an unaffiliated third party free of any obligation of confidence; or (v) was in response to a valid order by a court or other governmental body, was otherwise required by law or was necessary to establish the rights of either party under this Agreement; provided, however, that both parties will stipulate to any orders necessary to protect said information from public disclosure.

         10.7. Severability of Agreement. If a court of an arbitrator or competent jurisdiction holds any provision of this Agreement to be illegal, unenforceable, or invalid in whole or in part for any reason, the validity and enforceability of the remaining provisions, or portions thereof, will not be affected.

         10.8. Dispute Resolution. In the event that any dispute arises hereunder, the parties agree that prior to commencing litigation, arbitration, or any other legal proceeding, each party shall send an officer of such party to negotiate a resolution of the dispute in good faith at a time and place as may be mutually agreed. Each officer shall have the power to bind its respective party in all material respects related to the dispute. If the parties cannot agree on a time or place, upon written notice from either party to the other, the negotiations shall be held at the principal executive offices of CNET twenty one days following such notice (or on the next succeeding business day, if the twenty first day is a weekend or holiday). Notwithstanding the foregoing dispute resolution process, neither party shall be excluded from seeking provisional remedies in the courts of any jurisdiction, including, but not limited to, temporary restraining orders and preliminary injunctions, but such remedies shall not be sought as a means to avoid the dispute resolution process.

         10.9. Force Majeure. If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, war or other violence, any law, order, proclamation, regulations, ordinance, demand or requirement of any government agency, or any other similar act or condition beyond the reasonable control of the parties hereto, the party so affected upon giving prompt notice to the other party will be excused from such performance during such prevention, restriction or interference.

         10.10. Article Headings. The captions and headings of the various articles of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend and specific terms or text of the article so designated and shall not in any way alter the meaning or interpretation of this Agreement.

         10.11. Press Release. Neither party shall issue a press release concerning the terms of this Agreement or the relationship of the parties without the prior written consent of the other.

         10.12. No Waiver. No waiver of breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this Agreement will be effective unless it is in writing and signed by the party waiving the breach, failure, right or remedy. No waiver of any other breach, failure, right or remedy will be deemed a waiver of any other breach, failure, right or remedy, whether or not similar, nor shall any waiver constitute a continuing waiver unless the writing so specifies.

         10.13. Remedies Not Exclusive. Any specific right or remedy provided in this Agreement shall not be exclusive but shall be cumulative upon all other rights and remedies set forth herein and allowed or allowable under applicable law.

         10.14. Entire Agreement. This Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior oral or written agreements. This Agreement may not be amended except in writing signed by both parties. Each party acknowledges and agrees that the other has not made any representations, warranties or agreements of any kind, except as expressly set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


CNET, Inc.                                      Media Synergy Inc.
By:    /s/ Matthew Barzun                       By:    /s/ Wilson Lee
       ---------------------                           -----------------------
Name:  Matthew Barzun                           Name:  Wilson Lee
       ---------------------                           -----------------------
Title: Senior Vice President                    Title: Chief Operating Officer
       ---------------------                           -----------------------

                                    EXHIBIT A

                                 CNET DISPATCHES

MSI shall provide the Services for all of the following CNET Dispatches. CNET may reasonably amend the following list from time to time upon notice to MSI.

1.       Digital Dispatch

2.       Digital Dispatch (HTML version)

3.       NEWS.COM Dispatch

4.       NEWS.COM Dispatch (HTML version)

5.       COMPUTERS.COM Dispatch

6.       GAMECENTER.COM Dispatch

7.       Shopper.com Dispatch

8.       DOWNLOAD.COM Dispatch (PC version)

9.       DOWNLOAD.COM Dispatch (Mac version)

10.      Builder Blast

11.      ACTIVEX.COM Dispatch

12.      SHAREWARE.COM Dispatch

13.      COMPUTERS.COM Content Dispatch

14.      Browser Alert (PC version)

15.      Browser Alert (Mac version)

16.      Software Dispatch

17.      Cool Gear

18.      For What It's Worth

19.      ATC Dispatch

20.      Message Board Newsletter

21.      Web Design Dispatch

22.      CNET Help ICQ Tips Dispatch

                                   EXHIBIT B

                       TRACKING AND REPORTING REQUIREMENTS

MSI will provide CNET with the following tracking and reporting information:

1.       Total list size

2.       Total subscribes

3.       Total unsubscribes

4.       Messages sent

5.       Hard Bounce Count

6.       Soft Bounce Count

7.       Click through by URL

8.       A/B split testing

9.       Pass along rate

10.      Response curve by hours from send

11.      Open mail percentages (HTML only)

12.      Buy rate and amount

13.      Number of click through by customer

14.      Number of purchase transactions by customer

15.      Total dollar amount purchased by customer

16.      Number of messages received by customer

                                    EXHIBIT C

                    DEVELOPMENT REQUEST AND CHANGE PROCEDURES

1.       ORIGINAL FEATURE REQUESTS

         a.       Feature requests documented in a Product Requirements Document
                  (PRD)

         b.       CNET representative signs off on the PRD

         c. MSI development team develops feature set based on CNET approved PRD

2.       CHANGES AND AMENDMENTS

         a.       Changes and amendments are to be documented as a PRD amendment

         b.       CNET representative signs off on the PRD amendment

         c. MSI development team develops feature set based on the CNET approved PRD amendment

                                    EXHIBIT D

                          SERVICES AND DEPLOYMENT FEES

1.       Services.

         (i) Email Sending. MSI shall provide all hardware, software, Internet connections, and bandwidth necessary to send the Dispatches as described in the Agreement. MSI is responsible for all costs and expenses associated with sending the Dispatches.

         (ii) Virus Checking. MSI shall install and maintain the most current virus signatures prior to sending any Dispatch, and shall scan each Dispatch prior to sending it to Users.

         (iii) List Maintenance. MSI will add and delete Users from CNET's email lists as requested by CNET and Users. MSI will not add any email address to CNET's email lists unless specifically authorized in writing by CNET or the owner of the email address. After receiving a request to add a User to or remove a User from any email list, MSI will use its best efforts to add or remove such User as soon as possible, not to exceed 24 hours. At least once per month, MSI shall deliver a file containing all CNET User List Data to CNET in a zipped ASCII, tab-delimited format or other format reasonably requested by CNET.

         (iv) Bad Address Handling. MSI shall install and maintain a system of rules for the purging of "bad addresses" from the CNET database of subscribers. All bad address rules will be approved by the designated CNET contact prior to being implemented. These rules will function within the parameters of the Service "uptime" described in the following paragraph, 2(i).

2.       Technical and Operational Specifications

         (i) Uptime. The Services will be operational and fully functional in all material respects (i.e. capable of sending Dispatches, accessing the FLO Network) at least 95% of the time during any 30 day period (or, in a cure period, time during any 7 day period), excluding reasonable scheduled downtime.

         (ii) Scheduled Downtime. The parties acknowledge that MSI may be required to interrupt the Service for scheduled maintenance, and that such scheduled downtime shall not be included in the 5% downtime permitted each month. Notwithstanding the foregoing, MSI agrees that (a) MSI will use commercially reasonable efforts to minimize the adverse impact of such scheduled downtime on CNET and the delivery of the Dispatches,
                  (b) MSI will use commercially reasonable efforts to notify CNET in writing two (2) business days prior to such scheduled downtime, and (c) in no event shall the total uptime for the MSI Services be less than 90% in a given month. In the event of any interruption of the Services

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                  within the control of MSI, MSI will promptly notify CNET of such interruption and shall use commercially reasonable efforts to restore the Services within four hours.

         (iii) Minimum Volume. At all times during the Term, the average send volume per hour, per list will be [**] or more during any consecutive three month period (or, if in a cure period, during a 7 day period),

3.       Deployment Fees

         (i)      Setup Fee. Initial transition, database design, and setup fee:
                  [**]

         (ii) Email Delivery Pricing*. The pricing for all CNET email dispatches are based on weekly email volumes. The email delivery fees will be calculated based on the total number of emails delivered in the course of a week such that a send of [**] pieces will be billed at [**] per thousand sends while a send of [**] pieces will be billed at [**] per thousand sends.

         (iii)    Message Fee (CPM).

                  [**] million sends per week                 [**]/CPM

                  [**] million sends per week                 [**]/CPM

*Note: An additional [**] per advertiser web site is charged to enable the buy rate tracking feature. This is [**] cost only. All other tracking and reporting features are included in the above pricing.